Exhibit 5.1

Maslon LLP

Office Dial: 612.672.8200

www.maslon.com

September 30, 2022

Predictive Oncology Inc.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Predictive Oncology Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale by the selling stockholders named therein of an aggregate of 4,737,280 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), comprised of: (i) 3,837,280 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of common stock purchase warrants (the “Warrants”) that were issued in a private placement that closed on May 18, 2022 (the “Private Placement”) and (ii) 900,000 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon the exercise of placement agent common stock purchase warrants (the “Placement Agent Warrants”) issued to H.C. Wainwright & Co., LLC or it designees, as part of its compensation for serving as the Company’s exclusive placement agent in connection with the Private Placement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Warrant Shares, when issued and sold against payment therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, and (ii) the Placement Agent Warrant Shares, when issued and sold against payment therefore in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and nonassessable.

Predictive Oncology Inc.

September 30, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” with the meaning of the Act. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or facts that may occur following the date here.

Very truly yours,

/s/ MASLON LLP